Exhibit 10.3

Notice of Grant of Restricted Stock Unit Award and Award Agreement (Performance-Based)		SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: <Name>		Grant Name: <MM/DD/YYYY RSU 0.00 (TEST)>
Employee Number: <Emp ID No>		Issue Date/Date of Grant: <Issue Date>
Total RSUs: Up to <Amount>		Grant Price: <$**.** USD>
Plan: <2006 Equity Incentive Plan>
Vesting Schedule - RSU
The vesting of the RSUs (as defined below) granted hereunder are both performance-based and time-based, as follows:

•    Performance Condition – [Insert conditions]

•    Time Vesting – To the extent the RSUs are deemed earned, the RSUs will be subject to further vesting and will cliff vest on [ _______ ___, 20___] (the “Vesting Date”) provided the Participant remains a Service Provider as of such Vesting Date (except as otherwise provided in this Award Agreement).

Vesting Conditions	Number of RSUs Earned
[Condition 1]	0
[Condition 2]	<Vest Qty 2>
[Condition 3]	<Vest Qty 3>
[Condition 4]	<Vest Qty 4>

Effective on the Date of Grant listed above, you have been granted an Award of Restricted Stock Units (“RSUs”) under the SVB Financial Group 2006 Equity Incentive Plan, as amended from time to time (the “Plan”). Unless otherwise defined herein or in the Award Agreement, capitalized terms herein or in the Award Agreement will have the defined meanings ascribed to them in the Plan.

RSUs in each period will vest in increments on the dates shown in the Vesting Schedule (“Vesting Dates”), subject to you continuing to be a Service Provider through each such date. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, and such termination occurs prior to the satisfaction of the Performance Condition(s) listed above, then the number of RSUs that will vest upon your termination will be calculated on a pro-rata basis based on the level of achievement of the Performance Condition(s): (i) as of the end of the applicable performance period (for any Performance Condition(s) where the level of achievement is calculated based on Company performance), or (ii) as of the date of your termination (for any Performance Condition(s) where the level of achievement is calculated based on your individual performance), and in either case, with the level of achievement determined by the Company in its sole discretion. Such pro-rata amount will be calculated based on the number of calendar days that have elapsed between the commencement date of the applicable performance period relating to the Performance Condition(s) listed above and the date of your termination compared to the total number of days in the performance period. If your status as a Service Provider terminates as a result of your death or Disability, and such termination occurs prior to satisfying the Time Vesting conditions listed above, then 100% of the RSUs subject to Time Vesting will fully vest. Unless otherwise specified in the Restricted Stock Unit Election Form (the “Election”), the Settlement Dates for the RSUs shall be the Vesting Dates. Any RSUs that vest in accordance with Section 3 will be paid to you (or in the event of your death, pursuant to Section 6 of the Award Agreement) in whole Shares, less applicable Tax-Related Items. The Company shall issue to you, on a date within thirty (30) days following the Settlement Date, a number of whole Shares to equal to the vested RSUs.

The RSUs and any Shares, cash, or other property paid upon settlement of the RSUs will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive your termination as a Service Provider.

By your acceptance and the Company’s signature below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and this Award Agreement including any country appendix, all of which are attached and made a part of this document.

SVB Financial Group	Date

Participant Name	Date

SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
1.    Grant. The Company hereby grants to the Participant under the Plan an Award of the number of RSUs set forth on the first page hereof (the “Notice of Grant”), subject to all of the terms and conditions in this Global Restricted Stock Unit Award Agreement, including any country-specific terms and conditions for your country set forth in the Appendix for Non-U.S. Participants (the “Appendix”) attached hereto as Appendix A (together with the Global Restricted Stock Unit Award Agreement, the “Award Agreement”) and the Plan.
2.    Company’s Obligation. Each RSU represents the right to receive a share of Common Stock (“Share”) on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to issuance of Shares in connection with any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Subject to Section 4, the RSUs awarded by this Award Agreement will vest in the Participant according to the vesting schedule set forth on the first page hereof, subject to the Participant continuing to be a Service Provider through the Vesting Date. Notwithstanding the foregoing, if the Participant’s status as a Service Provider terminates as a result of his or her death or Disability, then some or all of the RSUs subject to this Award may vest as set forth in the Notice of Grant.
4.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement (but subject to the provisions of Section 3), if the Participant ceases to be a Service Provider for any or no reason (other than due to the Participant’s death or Disability) prior to the Vesting Date, the then-unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Company or its Affiliate and the Participant will have no further rights thereunder.
In the event of the Participant’s termination as a Service Provider (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer employed by the Participant’s employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the RSUs.
5.    Issuance after Vesting. Any RSUs that vest in accordance with Section 3 will be settled in whole Shares delivered to the Participant (or in the event of the Participant’s death, pursuant to Section 6 hereof), provided that to the extent determined appropriate by the Company, less any Tax-Related Items (as defined in Section 7 below) withholding. The Company shall issue such Shares to the Participant within thirty (30) days of the Settlement Date.
6.    Issuance after Death. Any issuance to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary (provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator), or if no beneficiary survives the Participant, the personal representative, administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.    Withholding of Taxes. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with the Participant’s participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, the Employer, the Participant hereby acknowledges and agrees that the Tax-Related Items liability is and remains the Participant’s responsibility and liability.
The Participant acknowledges that the Company’s obligation to issue Shares in connection with the RSUs shall be subject to satisfaction of the Tax-Related Items liability. Unless otherwise determined by the Company or set forth in the Appendix, Tax-Related Items withholding obligations shall be satisfied by having the Company and/or the Employer withhold the cash equivalent of all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested RSUs. The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items withholding. The Company or the Employer may also satisfy the Tax-Related Items withholding liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer. Alternatively, by the Participant’s acceptance of the RSUs, the Participant authorizes and directs the Company or any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant as the Company determines to be sufficient to satisfy the obligation for Tax-Related Items. Finally, the Participant agrees to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer or sale of the Shares acquired under the Plan.
8.    Dividend Equivalents. If the Company declares a cash dividend with respect to Shares, the Participant will receive credits equal to the amount of the cash dividends payable on the cash dividend payment date with respect to the number of Shares represented by the RSUs outstanding as of the cash dividend record date. The credits will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be made to the Participant unless and until the corresponding RSUs have vested in accordance with Section 3. The credits will be settled in Shares or cash as determined by the Company in its sole discretion on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 7. If an RSU is settled before a cash dividend payment date, but after the cash dividend record date, the Participant will be entitled to be paid for the credits that relate to such RSUs on the cash dividend payment date, or as soon as reasonably practicable thereafter. If the credit is settled in Shares, the number of Shares payable will equal the dollar value of such credits on the settlement date divided by the Fair Market Value of a Share on the settlement date rounded down to the nearest whole Share. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 16 of the Plan, appropriate adjustments will be made to the RSUs so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the RSUs, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting conditions as are applicable to the RSUs.
9.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any

Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.
10.    Acknowledgements. The Participant acknowledges and agrees to the following:

•	the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;

•
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of the RSUs even if the RSUs have been granted in the past;

•	all determinations with respect to future RSUs or other grants, if any, will be at the sole discretion of the Administrator;

•	the Participant’s participation in the Plan is voluntary;

•
the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

•	the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;

•
the RSUs and any Shares, cash, or other property paid upon settlement of the RSUs will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive the Participant’s termination as a Service Provider;

•
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant's employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

•
the RSU grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

•
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

•	the following provisions apply only if the Participant is providing services outside the United States:

▪	the RSUs and the Shares subject to the RSUs, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose; and

▪	neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United

States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.
13.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. local, state, or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the issuance of any Shares will violate U.S. or non-U.S. local, state or federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any law or securities exchange and to obtain any such consent or approval of any such governmental authority.
16.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
17.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.     Modifications to the Agreement. This Award Agreement, including the Appendix, and the Plan constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
21.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
22.    Compliance with Applicable Laws. The vesting of the RSUs under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and the Participant with all Applicable Laws.
23.    Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.    Appendix. Notwithstanding any provisions in this Award Agreement, if the Participant resides outside the United States at any time during the life of the Award, the Participant’s participation in the Plan shall be subject to the Appendix for Non-U.S. Participants attached hereto as Appendix A. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
25.    Governing Law and Venue. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of RSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of RSUs is made and/or to be performed.
26.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
27.     Insider Trading/Market Abuse Restrictions. By accepting the RSUs, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
28.     Foreign Asset/Account, Exchange Control and Tax Reporting. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Participant’s ability acquire or hold RSUs or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such RSUs, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Participant’s country within a certain time period or according to certain procedures. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.
29.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

APPENDIX A
SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX FOR NON-U.S. PARTICIPANTS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if he or she is in one of the countries listed below. If the Participant is a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the RSUs vest, the Shares underlying the RSUs are issued or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, or is considered a resident of another country for local law purposes, or if the Participant transfers employment and/or residency to another country after the RSUs have been granted, the notifications contained herein may not be applicable in the same manner.

DATA PRIVACY PROVISIONS APPLICABLE TO PARTICIPANTS IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA AND THE UK

To the extent that the Company collects, holds, uses or processes Personal Data (as defined below), it shall do so in accordance with its Privacy Notice for Employees. The following section shall be read so as to incorporate all relevant parts of the Company’s Privacy Notice for Employees:
Personal Data Subject to Processing. In addition to the types of personal data listed in the Privacy Notice for Employees, the Company collects, processes and uses the following types of personal data about the Participant in connection with this Award Agreement: details of any shares of stock or directorships held in the Company by the Participant, details of all RSUs or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favour, which the Company receives from the Participant or the Employer (“Personal Data”).
Purposes and Legal Bases of Processing. The Company processes the Personal Data in accordance with the Company’s Privacy Notice for Employees. The Participant and the Company acknowledge that such Personal Data shall be controlled and processed by the Company for the purpose of performing its contractual obligations under this Award Agreement, granting RSUs, implementing and administering and managing the Participant’s participation in the Plan and that the Participant’s consent is not required for the collection, use or transfer of that Personal Data.
Stock Plan Administration Service Providers. In addition to the third parties set out in the Privacy Notice for Employees, the Company transfers Personal Data to Solium Capital, LLC and its affiliated companies (collectively, “Solium”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company’s stock plan administrator acts as an independent data controller and will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative.

CANADA
Terms and Conditions
The following provisions apply if the Participant is a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Authorization to Release and Transfer Necessary Personal Information.

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the company and any Affiliate to record such information and to keep such information in the Participant’s employee file.

Notifications
Securities Law Notification.

The Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq market in the United States.
Foreign Asset/Account Reporting Information.
Foreign specified property, including Shares and other rights to receive Shares (e.g., RSUs), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD100,000 at any time during the year. Thus, the RSUs must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign specified property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. The Participant should consult with his or her personal advisor to ensure compliance with the applicable reporting requirements.
CHINA

Terms and Conditions

Unless otherwise required by the State Administration of Foreign Exchange (“SAFE”), the following provisions apply only to Participants who are nationals of the People’s Republic of China (“PRC”) and reside in the PRC, as determined by the Company in its sole discretion.

Issuance After Vesting.
This provision replaces Section 5 of the Award Agreement:
Upon the vesting of RSUs in accordance with Section 3, the Participant (or in the event of the Participant’s death, to his or her estate) shall be paid an amount in local currency through local payroll that is equal in value to the Fair Market Value of the applicable number of whole Shares otherwise issuable at vesting, provided that to the extent determined appropriate by the Company, any Tax-Related Items withholding with respect to such RSUs shall be deducted from the amount of cash otherwise payable to the Participant.

Dividend Equivalents.
This provision supplements Section 8 of the Award Agreement:
To the extent that dividend equivalents shall be credited on RSUs, such credits shall be settled in cash, not in Shares.

GERMANY

Exchange Control Information.

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.

INDIA
Terms and Conditions
Issuance after Vesting.
The following provision supplements Section 5 of the Award Agreement.
Any RSUs that vest in accordance with Section 3 will be paid in cash to the Participant (or in the event of the Participant’s death, to his or her estate) based on the value equivalent to the number of applicable whole Shares, provided that to the extent determined appropriate by the Company, any Tax-Related Items withholding with respect to such RSUs will be paid by reducing the amount otherwise payable to the Participant.
Dividend Equivalents.
To the extent that pursuant to Section 8 of the Award Agreement dividend equivalents shall be credited on RSUs, such credits shall be settled in cash, not in Shares.
ISRAEL
Terms and Conditions
The following provision applies to the Participant if the Participant is in Israel on the Date of Grant.
Trust Arrangement.
The Participant understands and agrees that the RSUs are offered subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”), Award Agreement and Israel Beneficiary 102 Undertaking. The Participant understands that the RSUs shall be allocated under the provisions of the track referred to as the “Capital Gain Route,” according to Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance (“Section 102”) and shall be held by the trustee for the periods stated in Section 102. The Participant hereby confirms that he or she has: (i) read and understands the Plan, Subplan, Award Agreement and Israel Beneficiary 102 Undertaking; (ii) received all the clarifications and explanations that the Participant has requested; and (iii) had the opportunity to consult with his or her advisers before accepting the Award Agreement. In the event of any inconsistencies between the provisions of this Israeli Appendix and the Award Agreement, the provisions of this Appendix shall govern the RSUs and any Shares and in no event shall any term require shareholder approval as set out in Section 21(b) of the Plan.
Limited Transferability.
This provision supplements Section 13 of the Award Agreement:
As long as the RSUs or any issued Shares are held by the Trustee on the Participant’s behalf, all of the Participant’s rights over the RSUs or the Shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or the laws of descent and distribution.
Subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable tax treatment for Capital Gain Route awards, the Participant may not sell or release from trust any Shares received upon vesting of the RSUs and/or any Shares received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the holding period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the holding period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by the Participant.
Issuance of Shares.
This provision supplements Sections 5 and 6 of the Award Agreement:
If the Shares are to be issued during the holding period, such Shares shall be restricted and will be held by the Trustee on the Participant’s behalf. In the event that the Shares are to be issued after the expiration of the holding period, the Participant may elect to have the Shares issued and delivered directly to him or her, provided that the Participant first complies with any Tax-Related Items stipulated under this Award Agreement to the Trustee’s and the Company’s satisfaction, or in trust on the Participant’s behalf to the Trustee.
Withholding of Taxes.
This provision supplements Section 7 of the Award Agreement:
The Participant hereby agrees to indemnify the Company (or any Affiliate) and/or the Trustee and hold them harmless against and from any and all liability for any Tax-Related Items and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to the Participant. Any reference to the Company or the Employer shall include a reference to the Trustee. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any RSUs or Shares acquired under the Plan. The Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Israeli Income Tax Ordinance.
The Participant shall not be liable for the Employer’s components of payments to the national insurance institute, unless otherwise agreed by the Participant and allowed by applicable tax laws. Furthermore, the Participant agrees to indemnify the Company, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon that Participant has agreed to pay, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible.
Notwithstanding anything to the contrary in the Award Agreement, no Tax-Related Items will be settled by withholding Shares, unless the ITA approves otherwise in writing.
Governing Law.
This section supplements Section 26 of the Award Agreement:
To the extent any covenant, condition, or other provision of the Award Agreement and the rights of the Participant hereunder are intended to be rights granted under Section 102 and therefore determined to be subject to Israeli law, such covenant, condition, or other provision of the Award Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair or invalidate any other provision of the Award Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Award Agreement.
Written Acceptance.
The Participant must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If the

Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.
The following provision applies if the Participant transfers into Israel after the Date of Grant.
Issuance after Vesting.
The following provision replaces Section 5 of the Award Agreement.
Any RSUs that vest in accordance with the vesting schedule in the Notice of Grant will be paid to the Participant (or in the event of the Participant's death, to his or her estate), upon satisfaction, as determined by the Company, of any Tax-Related Items as set forth in Section 7 of this Award Agreement. At the discretion of the Company, the Shares will be subject to an immediate forced sale restriction, pursuant to which all Shares acquired at vesting will be immediately sold and the Participant will receive the sale proceeds less Tax-Related Items and applicable broker fees and commissions. In this case, the Participant will not be entitled to hold any Shares acquired at vesting.

SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
ISRAEL BENEFICIARY 102 UNDERTAKING

If the Participant has not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan, the Participant must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.

1.
I hereby agree that any shares (the “Shares”) (as defined by Section 102 of the Income Tax Ordinance [New Version], 1961) (the “Tax Ordinance”) issued to me by SVB Financial Group according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by SVB Financial Group as of January 8, 2014 (collectively, the "Plan") are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Tax Ordinance after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to SVB Financial Group’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I declare and confirm that I am familiar with the terms of Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Shares, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between SVB Israel Advisors Ltd. and Tamir Fishman Trusts 2004 Ltd., or its successor in interest (the “Trustee”) (the “Trust Agreement”), including the deed of trust, attached to the Trust Agreement and constitute an integral part thereto (“Deed of Trust”), and I consent that the Trust Agreement and the Deed of Trust shall fully bind me.

4.
Without derogating from the generality of the aforesaid, I agree that the Shares will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

5.
I hereby declare and consent that any and all the rights that I shall be entitled to with respect to the Shares, including, without limitation, dividend, dividend equivalents, bonus shares and shares issued pursuant to adjustments made by SVB Financial Group, shall be issued in the name of the Trustee and be deposited with the Trustee,] and shall be subject to Section 102, the Rules and the Trust Agreement.

6.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Shares, or releasing them from the Trustee, before the termination of the “Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

7.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Shares shall remain subject to section 102, the Rules and the Trust Agreement.

8.
I hereby agree that any tax liability whatsoever arising from the grant, vesting or exercise of any awards, sale of Shares, release of Shares from the Trustee or any other event or act with respect to the Shares granted to me, shall be borne solely by me. I declare and consent that the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of Shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

9.
I understand that this grant of Shares under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason SVB Israel Advisors Ltd. shall not be granted an approval by the Israeli Tax Authorities under section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of options or stocks; I hereby declare and consent for the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to The tax authorities, according to the Rules, or any other applicable compulsory payments.

10.
I confirm that SVB Financial Group and/or the Trustee shall not be required to release any Shares or any proceeds deriving from the sale of Shares, to me, until all required tax payments according to section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

11.
I acknowledge that the Trustee is not a tax advisor and it is recommended that I consult a tax advisor before I accept this letter, any restricted stock units vest, sell any Shares or release them from the Trustee, or any other act.

12.
I agree to indemnify SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee and to hold them harmless against and from any and all liability for any damage and/or loss and/or expense that might occur regarding the tax liability and/or the execution of the Trust Agreement.

13.	I hereby agree to bear all the applicable fees and commissions involved in establishing and maintaining trust account in the Trustee’s name, and in performing any action in the trust account.

14.	I hereby agree to sign any document reasonably required at the Company’s and/or the Trustee’s request.

15.
I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, I understand the contents of this letter and the obligations I undertake in signing it.

___________________        _______________        ___________________
Name of the Beneficiary         I.D Number             Signature

UNITED KINGDOM

Terms and Conditions

RSUs Payable Only in Shares.

RSUs granted to the Participant resident in the United Kingdom shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Plan to the contrary.

Dividend Equivalents
To the extent that pursuant to Section 8 of the Award Agreement, dividend equivalents shall be credited on RSUs to a Participant resident in the United Kingdom, the credits shall be settled in whole Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Award Agreement to the contrary.

Withholding of Taxes.

The following provision supplements Section 7 of the Award Agreement:

Without limitation to Section 7 of the Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which may also be recovered from the Participant by the Company or the Employer by any of the means referred to in Section 7 of the Award Agreement.